Exhibit 99.1

News Release

BRENHAM OIL & GAS CORP. ACQUIRES OIL AND GAS PROPERTIES IN  THE ABILENE, TEXAS AREA

Houston & Kemah, Texas – August 1, 2011, Brenham Oil & Gas Corp., OTCBB: BRHM ("Brenham"), a 54% owned subsidiary of American International Industries, Inc., OTCBB: AMIN ("American"), announced today that it purchased an oil field with 20 oil wells situated on approximately 700 acres in the Permian Basin near Abilene, Texas.

Scott Gaille, Brenham’s President, stated "We expect to conclude the assignments of the oil well leases to Brenham within the next sixty days and to commence development operations before the end of the current year, with a goal of bringing the field into production during 2012."

Bryant Mook, Brenham’s recently appointed Vice President – Subsurface Engineering, is a registered geologist with a Masters Degree in Petroleum Engineering from Colorado School of Mines and more than 35 years of multi-disciplinary experience in oil and gas. Mr. Mook stated, "The Abilene field contains estimated probable reserves of approximately 1.4 million barrels of oil (net to the company). The net present value (10% discount rate after development and operating costs) of the acquisition is approximately $20 million."

Scott Gaille further stated, "The Permian Basin oil field is the first completed acquisition by the Company as part of our business model by initially acquiring a portfolio of oil development and production assets in the U.S. and then expanding our portfolio by acquiring international exploration assets, with an initial focus on Africa. We previously announced the signing of an agreement to purchase a 5,000 acre Permian oil field near Midland, Texas, and our due diligence process on that larger acquisition is continuing."

For more information regarding Brenham please visit their website: www.brenhamoil.com

Brenham Oil & Gas Corp. is an independent oil and gas company engaged in the acquisition of petroleum resources. The Company's focus is on coupling United States development/production assets with international exploration in locations such as Sub-Saharan Africa. Brenham's management team includes experienced professionals from major oil and gas companies.

Forward-Looking Statements:

This press release may contain forward-looking statements, including information about management’s view of the Company’s future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate reflected by our subsidiaries' operations include without limitations, growth in the energy sector and in the oil and gas service industry, increased levels of competition, new products and technology changes, and the market for pipes, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof. Finally, the Company undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

Investor Relations: Rebekah Ruthstrom Tel: 281-334-9479 email: amin@americanii.com